UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

PetroHunter Energy Corporation

(Exact name of registrant as specified in its charter)

Maryland	000-51152	98-0431245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 1400, Denver, CO 80202

(Address of principal executive offices)             (Zip Code)

Registrant’s telephone number, including area code: (303) 572-8900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Amendment No. 2 to Form 8-K is being filed to disclose revisions to the Acquisition and Consulting Agreement with MAB Resources LLC. The information contained in Item 1.01 of this amendment replaces Item 1.01 of the original filing and amended filing.

Item 1.01	Entry Into A Material Definitive Agreement

PetroHunter Energy Corporation (“PetroHunter”) entered into an Acquisition and Consulting Agreement with MAB Resources LLC (“MAB”), which replaces the previous joint ownership agreement between the parties in its entirety, effective January 1, 2007. Marc A. Bruner, who had a 33% beneficial ownership interest as of November 30, 2006, and is the largest shareholder in PetroHunter, is the controlling owner of MAB.

Under the previous arrangement, PetroHunter and MAB each owned a 50% undivided working interest in ten separate projects covering approximately 220,000 net acres of oil and gas properties in Colorado, Utah and Montana, and approximately 7,000,000 net acres in Australia. The previous arrangement required PetroHunter to carry MAB, on a project-by-project basis, for an amount of capital costs between $25 million and $50 million for each of the ten projects, and to pay monthly advance payments of project development costs to MAB in the amount of $600,000 per month (as of December 31, 2006).

Under the new agreement, MAB has relinquished and assigned to PetroHunter all of MAB’s 50% working interest, resulting in PetroHunter now owning 100% working interest in the leases covering 7.2 million net mineral acres that were previously owned 50/50. As a direct result of that assignment, MAB’s carried interest (totaling 50% of PetroHunter’s $700 million in capital expenditures) is void and no longer applicable. In addition, monthly payments to MAB are reduced from $600,000 to a monthly consulting fee of $25,000 and monthly payments of $225,000 under a $13.5 million promissory note.

In consideration for MAB’s full relinquishment of its working interest and the carried interest, and the reduction in the monthly payment, and in connection with MAB’s ongoing consulting services, the new agreement between MAB and PetroHunter provides for the following consideration to MAB:

(i)

The new agreement increases MAB’s previous 3% overriding royalty interest to a 5% override (the “Override”) on all the properties PetroHunter owned as of January 1, 2007, and on future acquisitions, but limited to such future acquisitions which MAB identifies and recommends to PetroHunter. The Override continues as long as oil and gas is produced from the properties. However, the Override (a) will not apply to or burden the Piceance II properties in any respect and (b) will be proportionately reduced to the extent it causes PetroHunter’s net revenue interest to be less than 75%.

(ii)	The new agreement provides for the issuance of 50 million shares of PetroHunter common stock to MAB.

(iii)

MAB has the right and opportunity to receive up to an additional 50 million shares, to be held in escrow and released over a five-year period in specified numbers of shares that are tied to PetroHunter’s performance in booking reserves. The agreement provides for thresholds, beginning with the issuance of the first five million shares if and when PetroHunter (consolidated with its subsidiaries) achieves proved reserves of 150 billion cubic feet of gas. All 50 million shares would be issued to MAB if and when PetroHunter books one trillion cubic feet of proved reserves by January 1, 2012. If PetroHunter does not achieve one trillion cubic feet of proved reserves by that date, MAB will retain the shares earned up to that time, and the balance of shares in escrow, if any, will be forfeited by MAB and returned to PetroHunter.

(iv)	PetroHunter will cause its subsidiary, PetroHunter Energy NT Ltd. (“PetroHunter NT”), to issue to MAB 7% of the total number of shares which PetroHunter NT issued to PetroHunter and MAB.

(v)

PetroHunter will cause any subsidiary which it forms in the future to issue to MAB 7% of the total number of shares which such subsidiary issues to PetroHunter and MAB at the time of the formation of such subsidiary; provided, however, that said 7% shall be proportionately reduced to the extent that the value of the assets of said subsidiary is based on properties which are not owned by PetroHunter or its subsidiaries as of January 1, 2007.

(vi)

MAB will receive a promissory note in the principal amount of $13.5 million, payable in arrears by monthly installments of $225,000, commencing January 31, 2007, accruing interest at the London Interbank Offered Rate (LIBOR) (to be adjusted quarterly), and which shall be unsecured and subordinated to any other indebtedness in existence as of the date of the Agreement or which is incurred by PetroHunter or any affiliate or subsidiary in the future.

The transfer of MAB’s working interest for PetroHunter shares (including the carried interest), the revised override and MAB foregoing monthly capital cost advances, will be analyzed in an independent economic evaluation, and the closing of this Agreement, which is to occur by the end of February 2007, will be subject to such evaluation concluding that the consideration exchanged by the parties reflects a fair and reasonable market value for PetroHunter.

This summary description of the Acquisition and Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the document that is filed as an exhibit hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to Item 1.01 above, with regard to an unsecured and subordinated $13.5 million promissory note, payable to MAB.

Item 7.01	Regulation FD Disclosure

Exhibit 99.1 is being “furnished” pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, unless this report is specifically incorporated by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 9.01        Financial Statements and Exhibits

Regulation S-K Number	Document
10.1	Acquisition and Consulting Agreement between MAB Resources LLC and PetroHunter Energy Corporation Effective January 1, 2007 (to be filed by amendment)
99.1	Press Release Dated February 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION
February 9, 2007	By: /s/ Thomas Ahlbrandt Thomas Ahlbrandt, Chief Executive Officer

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